EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Teresa H. Johnson and Kristin A. Stokes, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K Annual Report of MoneyGram International, Inc. for the fiscal year ended December 31, 2006, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

/s/ Monte E. Ford Monte E. Ford	February 15, 2007

/s/ Jess T. Hay Jess T. Hay	February 15, 2007

/s/ Judith K. Hofer Judith K. Hofer	February 15, 2007

/s/ Donald E. Kiernan Donald E. Kiernan	February 15, 2007

/s/ Robert C. Krueger Robert C. Krueger	January 31, 2007

/s/ Othón Ruiz Montemayor Othón Ruiz Montemayor	February 15, 2007

/s/ Linda Johnson Rice Linda Johnson Rice	February 15, 2007

/s/ Douglas L. Rock Douglas L. Rock	February 15, 2007

/s/ Albert M. Teplin Albert M. Teplin	February 15, 2007

/s/ Timothy R. Wallace Timothy R. Wallace	February 15, 2007